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                                                                    Exhibit 99.1

CONTACT: Alan Ades
         Chairman
         212-267-2819

       ORGANOGENESIS INC. ANNOUNCES RECEIPT OF DELISTING NOTICE FROM AMEX

CANTON, Mass. -- January 2, 2003 -- Organogenesis Inc. (AMEX: ORG - News) announced today that the American Stock Exchange (Amex), by a letter dated December 19, 2002, notified the Company that Amex's Listing Qualifications Panel has denied the Company's appeal of the October determination by the Amex Staff to prohibit the continued listing of the Company's common stock on Amex and initiate delisting proceedings. The Panel determined that the Company, which filed for protection under the Bankruptcy Code on September 25, 2002, does not satisfy applicable listing standards and has not shown progress consistent with a plan to regain compliance with the continued listing standards. Trading in the Company's common stock on Amex has been suspended since August 20, 2002.

In accordance with Sections 1009 of the Amex Company Guide, the Exchange has stated that it will file an application with the Securities and Exchange Commission to delist and deregister the Company's common stock from Amex. The Company has determined not to appeal the Panel's decision but rather to devote its full resources to the preparation of its reorganization plan. If and when appropriate, the Company may seek one or more market makers to quote its common stock on the OTC Bulletin Board. There can be no assurance, however, that the Company's common stock will be quoted.

Organogenesis was the first company to develop and gain FDA approval for a mass-produced product containing living human cells. The Company's principal product, Apligraf(R), a living, bi-layered skin substitute, has received FDA approval for the treatment of diabetic foot ulcers and venous leg ulcers.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements reflect assumptions and involve risks and uncertainty that may affect the company's business and prospects. Actual results may differ materially from those indicated or suggested by these forward-looking statements as a result of various factors.

Apligraf(R) is a registered trademark of Novartis Pharma AG.